Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 27, 2026, by and among Particle Acquisition Corporation, a Nevada corporation (the “Buyer”), USBC Inc., a Nevada corporation (the “Seller”), Particle, Inc., a Nevada corporation and wholly owned subsidiary of the Seller (the “Company”) and Ron Erickson, an individual and principal officer of the Buyer (“Erickson”) solely for purposes of Section 6.07 of this Agreement. The Buyer, the Seller and the Company are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to them in Exhibit A hereto.

RECITALS

WHEREAS, as of the date hereof, the Seller legally and beneficially owns all of the issued and outstanding Equity Interests of the Company (the “Company Interests”);

WHEREAS, the Buyer wishes to purchase, and the Seller wishes to sell, convey, assign, transfer and deliver to the Buyer all of the Company Interests, free and clear of all Liens on the terms set forth herein; and

WHEREAS, simultaneous with the Closing (as defined below), Erickson shall conclude his service as a member of the Board and as President of the Science Division, Senior Vice President of the Seller, in each case as set forth in Section 6.07.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01           Purchase and Sale. Subject to the terms and conditions set forth herein, the Seller hereby sells, conveys, assigns, transfers and delivers to the Buyer, and the Buyer hereby purchases and acquires from Seller, all of the Company Interests, free and clear of all Liens, in exchange for aggregate consideration (the “Purchase Price”) consisting of: (i) One Dollar ($1.00) (the “Cash Purchase Price”) and (ii) the right to receive the Revenue Share Payments, if any, as set forth in ARTICLE VII.

Section 1.02           Payment of Cash Purchase Price. The Buyer shall pay, or cause to be paid, the Cash Purchase Price to the Seller at the Closing in the manner of payment as is mutually agreed between the Buyer and the Seller.

ARTICLE II
CLOSING

Section 2.01           Closing. The closing (“Closing”) of the Transaction shall take place remotely via the exchange of documents and signatures by electronic mail on the date hereof (the “Closing Date”).

Section 2.02           Deliveries by the Company and Seller. At the Closing, the Seller and the Company, as applicable, shall deliver to the Buyer the following:

(a)                a stock power executed by the Seller, in form and substance reasonably acceptable to the Buyer, evidencing the transfer of the Company Interests to the Buyer;

(b)                the organizational minutes book and governance records of the Company;

(c)                an officer’s certificate of the Seller, in form and substance reasonably satisfactory to the Buyer, certifying that attached thereto are true, correct and complete copies of (i) the Organizational Documents of the Seller and (ii) resolutions duly adopted by the Seller’s governing body authorizing the execution, delivery and performance of this Agreement and the Transaction;

(d)                a certificate of good standing of the Company issued by the Secretary of State of Nevada, dated no earlier than five (5) days prior to the Closing Date;

(e)                a properly completed and duly executed Internal Revenue Service Form W-9 from the Seller; and

(f)                 such other deliveries and documents relating to the Transaction as may be reasonably requested by the Buyer.

Section 2.03           Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Seller the following:

(a)                the Cash Purchase Price;

(b)                an officer’s certificate of the Buyer, in form and substance reasonably satisfactory to the Seller, certifying that attached thereto are true, correct and complete copies of (i) the Organizational Documents of the Buyer and (ii) resolutions duly adopted by the Buyer’s governing body authorizing the execution, delivery and performance of this Agreement and the Transaction; and

(c)                such other deliveries and documents relating to the Transaction as may be reasonably requested by the Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

Section 3.01           Incorporation and Existence; Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as presently conducted and to carry out the Transaction.

Section 3.02           Authority; No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreements to which the Seller is or will be a party have been duly authorized by the requisite corporate action on the part of the Seller. This Agreement and each of the Transaction Agreements constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally or general equitable principles. The execution, delivery and performance by the Seller of the this Agreement and each of the Transaction Agreements to which it is or will be a party or the consummation of the Transaction by the Seller does not contravene, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a new right of termination, acceleration, modification or cancellation under or otherwise require the consent or waiver of, notice or declaration to, clearance, authorization or approval from or filing with any Person, including any Governmental Authority, pursuant to any provision of (a) the Organizational Documents of the Seller; (b) any material Contract to which the Seller is a party; or (c) any Law applicable to the Seller or the Seller’s properties or assets; or (d) result in the creation or imposition of any Lien on any asset of the Seller, except, in the case of clauses (b) and (c), where such contravention, conflict, violation, default, right would not have, individually or in the aggregate, a material adverse effect on the ability of the Seller to consummate the Transaction.

Section 3.03           Title to Securities. The Seller is the record and beneficial owner of all of the Company Interests. The Seller has good and valid title to the Company Interests, free and clear of all Liens.

Section 3.04           Retention of Assets. Except with respect to any Transferred IP that has not yet been transferred to the Company in accordance with Section 6.06(a), the Seller has not retained any assets, rights, properties or interests that were used exclusively in the conduct of the Business prior to the Closing and are necessary for the conduct of the Business as conducted immediately prior to the Closing.

Section 3.05           No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III or in any certificate delivered pursuant to this Agreement, neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding either Seller furnished or made available to the Buyer or its respective representatives (including any information, documents, or material made available to the Buyer in any electronic “data room,” any management presentations, or in any other form in expectation of the Transaction) or any representation or warranty arising from statute or otherwise in Law. All other representations or warranties by the Seller are hereby disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer as of the date hereof as follows:

Section 4.01           Incorporation and Existence; Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as presently conducted and to carry out the Transaction.

Section 4.02           Authority; No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreements to which the Company is or will be a party have been duly authorized by the requisite corporate action on the part of the Company. This Agreement and each of the Transaction Agreements constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally or general equitable principles. The execution, delivery and performance by the Company of the this Agreement and each of the Transaction Agreements to which it is or will be a party or the consummation of the Transaction by the Company does not contravene, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a new right of termination, acceleration, modification or cancellation under or otherwise require the consent or waiver of, notice or declaration to, clearance, authorization or approval from or filing with any Person, including any Governmental Authority, pursuant to any provision of (a) the Organizational Documents of the Company; (b) any material Contract to which the Company is a party; or (c) any Law applicable to the Company or the Company’s properties or assets; or (d) result in the creation or imposition of any Lien on any asset of the Company, except, in the case of clauses (b) and (c), where such contravention, conflict, violation, default, right would not have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transaction.

Section 4.03           No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding either Company furnished or made available to the Buyer or its respective representatives (including any information, documents, or material made available to the Buyer in any electronic “data room,” any management presentations, or in any other form in expectation of the Transaction) or as to the future revenue, profitability, or success of the Company, or any representation or warranty arising from statute or otherwise in Law. The Buyer is acquiring the Company Interests on an “AS-IS, WHERE-IS” basis, and none of the Company or any other Person makes, and none of the Buyer, its Affiliates or their respective representatives has relied on or is relying on the accuracy or completeness of any representation, warranty or statement of any kind or nature, either written or oral, with respect to the Company, including any representation or warranty as to the quality, merchantability, fitness for a particular purpose or condition of the Company’s business, operations, assets, liabilities, prospects or any portion thereof. All other representations or warranties by the Company are hereby disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of the date hereof as follows:

Section 5.01           Incorporation and Existence; Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as presently conducted and to carry out the Transaction.

Section 5.02           Authority; No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreements to which the Buyer is or will be a party have been duly authorized by the requisite corporate action on the part of the Buyer. This Agreement and each of the Transaction Agreements constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally or general equitable principles. The execution, delivery and performance by the Buyer of the this Agreement and each of the Transaction Agreements to which it is or will be a party or the consummation of the Transaction by the Buyer does not contravene, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a new right of termination, acceleration, modification or cancellation under or otherwise require the consent or waiver of, notice or declaration to, clearance, authorization or approval from or filing with any Person, including any Governmental Authority, pursuant to any provision of (a) the Organizational Documents of the Buyer; (b) any material Contract to which the Buyer is a party; or (c) any Law applicable to the Buyer or the Buyer’s properties or assets; or (d) result in the creation or imposition of any Lien on any asset of the Buyer, except, in the case of clauses (b) and (c), where such contravention, conflict, violation, default, right would not have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to consummate the Transaction.

Section 5.03           No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V or in any certificate delivered pursuant to this Agreement, neither the Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Buyer furnished or made available to the Seller, the Company or their respective representatives.

Section 5.04           Independent Investigation; Non-Reliance. The Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company, and to its knowledge it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. In determining whether to enter into this Agreement, the Buyer has not relied on any representation or warranty from the Seller, the Company or any other Person on behalf of the Seller or the Company other than those representations and warranties expressly set forth in this Agreement, in any certificate delivered pursuant to this Agreement.

ARTICLE VI

COVENANTS

Section 6.01           Confidentiality. From and after the Closing, the Seller and the Buyer shall keep strictly confidential and shall cause their respective Affiliates and its and their respective officers, directors, stockholders, employees and advisors to keep strictly confidential all information relating to this Agreement (including the existence of this Agreement and any of its terms hereof), the other Transaction Agreements or the Transaction, or any discussions, documents or agreements related hereto or thereto), except as required by Law, regulations, or rules of any stock exchange, and except for information that is available to the public on the date hereof, or thereafter comes available to the public other than as a result of a breach of this Section 6.01.

Section 6.02           Preservation of Records. The Buyer agrees to cause the Company to preserve and keep the records relating to the Business prior to the Closing for the longer of (i) a period of six (6) years from the Closing Date and (ii) the Revenue Share Period, and make such records available to the Seller, during normal business hours, as may be reasonably requested in order to facilitate the resolution of, any insurance claims by, Actions (other than Actions between the Seller and the Buyer related to this Agreement or the Transaction) or Tax audits against, or governmental investigations of, the Company, or in order to enable the Seller to comply with its obligations under this Agreement and each other Transaction Agreement; provided, however, that (i) notwithstanding anything to the contrary in this Agreement, neither the Buyer nor the Company shall be required to disclose any information to the Seller or its authorized representatives if doing so would violate any Law to which the Buyer or the Company is a party or to which the Buyer or the Company is subject, and (ii) nothing herein shall require the Buyer or the Company to provide the Seller with access to information that is subject to attorney-client privilege.

Section 6.03           Further Assurances; Cooperation.

(a)                During the period commencing on the Closing Date and ending on the seventh (7th) anniversary of the expiration of the Revenue Share Period, each of the Parties shall, from time to time, at the reasonable request of the other Party and without further consideration, promptly execute and deliver such further instrumentation of transfer and assignment, or take such other actions, as may be reasonably necessary to give effect to the Transaction.

(b)                In furtherance of Section 6.03(a), for a period of twelve (12) months following the Closing Date, the Seller agrees to furnish or cause to be furnished to the Buyer, upon request, as promptly as practicable, such information and assistance relating to the Business and as is reasonably necessary to facilitate an orderly separation of the Business from the Seller and transfer of the Business to the Buyer, including the transfer of key vendor and supplier relationships, relevant technology systems, data and documentation.

Section 6.04           Assumption of Obligations; Release.

(a)                Upon the Closing, the Buyer shall assume, perform, pay, and discharge, or cause to be assumed, performed, paid, and discharged, any and all liabilities, obligations, debts, duties, and commitments of the Company and the Seller, to the extent such liabilities relate primarily to the Business, of every kind and nature whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether arising before, on, or after the Closing Date, including but not limited to the obligations set forth on Exhibit B (collectively, the “Assumed Obligations”). The Assumed Obligations shall include, without limitation, all obligations arising under or in connection with any contract, agreement, lease, license, permit, order, judgment, decree, law, regulation, claim, action, suit, proceeding, or other matter, in each case regardless of when such obligation arose or was incurred.

(b)                Buyer hereby forever releases, acquits, and discharges Seller and its affiliates, officers, directors, members, managers, employees, agents, successors, and assigns (collectively, the “Seller Released Parties”) from any and all claims, demands, actions, causes of action, liabilities, damages, costs, and expenses of any kind or nature, whether at law or in equity, known or unknown, arising out of or relating to the Assumed Obligations, except as to the lease obligation at 619 Western Avenue, Suite 610, Seattle, WA 98104. Seller shall have no liability or responsibility whatsoever with respect to the Assumed Obligations from and after the Closing Date, and Buyer shall indemnify, defend, and hold harmless the Seller Released Parties from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses) arising out of, resulting from, or relating to the Assumed Obligations, except as to the lease obligation at 619 Western Avenue, Suite 610, Seattle, WA 98104.

Section 6.05           Tax Matters. From and after the Closing:

(a)                The Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on the Seller’s consolidated federal income tax returns for all periods through the end of the Closing Date and pay any federal income taxes attributable to such income. The Company shall furnish Tax information to the Seller for inclusion in the Seller’s federal consolidated income tax return for the period that includes the Closing Date in accordance with the Company’s past customs and practices. The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

(b)                At the Seller’s request, the Buyer shall cause the Company to make or join with the Seller in making any election if the making of such election does not have a material adverse impact on the Buyer (or the Company) for any post-acquisition Tax period. Neither the Buyer nor the Company shall make any election under Section 338 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the transactions contemplated by this Agreement.

(c)                The Buyer agrees to indemnify the Seller for any additional tax owed by the Seller (including tax owed by the Seller due to this indemnification payment) resulting from any transaction engaged in by the Company not in the ordinary course of business occurring on the Closing Date after the Buyer’s purchase of the Company’s stock. The Buyer and the Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Buyer’s purchase of the Company’s stock on the Buyer’s federal income tax return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

(d)                For the avoidance of doubt, nothing in this Agreement shall be construed as creating a joint venture or any form of partnership between or among the Seller, on the one hand, and any of the Company or the Buyer, on the other hand, for any purpose of federal or state law, including without limitation, federal or state income Tax purposes.

Section 6.06           Transferred IP.

(a)                For a period of sixty (60) days following the Closing Date (the “Transition Period”), Seller shall execute and deliver, and shall cause its Representatives to, execute and deliver, such assignments, instruments of transfer, and other documents as may be reasonably necessary or appropriate to effectuate and evidence the transfer, assignment, conveyance and delivery to the Company of all right, title and interest in the Intellectual Property set forth on Exhibit C (the “Transferred IP”). The Buyer and the Company shall reasonably cooperate with the Seller in connection with such transfer and assignment, including the execution and delivery of any documents or filings reasonably requested by the Seller. Until such time as any Transferred IP is transferred to the Company, the Seller hereby grants to the Company and its Affiliates a non-exclusive, royalty-free, fully paid-up license to use, practice, and exploit such Transferred IP solely in connection with the conduct of the Business.

(b)                During the Transition Period, the Seller shall continue funding the costs of the services of those individuals listed on Exhibit D (the “Particle Contractors”) in accordance with the agreements in place as of the Closing between such Particle Contractors and Buyer or Seller, as applicable, in an aggregate amount not to exceed Fifty-Six Thousand Dollars ($56,000). During the Transition Period, the Particle Contractors shall ensure the orderly transfer and assignment of the Transferred IP.

Section 6.07           Erickson Separation. Erickson hereby represents, warrants and covenants that, effective as of the Closing Date, and in furtherance of the transactions contemplated by this Agreement, he has concluded his service  in all positions with Seller and its Subsidiaries, including as an employee, officer and member of the board of directors of the Seller, and that such departure was not the result of any disagreement with the Seller, the Company, or any of their respective Affiliates on any matter relating to their respective operations, policies, or practices, it being understood that, in connection with such departure for good reason, Erickson shall be eligible to receive such separation benefits and post-departure continuing compensation as may be provided pursuant to that certain Employment Agreement, dated as of August 6, 2025, by and between Seller and Erickson.

ARTICLE VII

REVENUE SHARING

Section 7.01           Revenue Share Obligation.

(a)                The Buyer shall pay to the Seller a revenue share amount equal to ten percent (10%) of Earned Revenue generated during each calendar quarter (each such payment, a “Revenue Share Payment”) during the period commencing on the Closing Date and ending on the earlier of the (i) fifth (5th) anniversary of the First Commercial Sale Date and (ii) the occurrence of a Change of Control (the “Revenue Share Period”). No Revenue Share Payment shall be due or payable with respect to any period after expiration of the Revenue Share Period.

(b)                In addition to any Revenue Share Payments, upon the consummation of any Acquisition, the Buyer shall pay (or cause to be paid) to the Seller an amount equal to (i) thirty-five percent (35%) of the Acquisition Proceeds if such Acquisition is consummated on or prior to the date that is six (6) months following the Closing Date; (ii) twenty five percent (25%) of the Acquisition Proceeds if such Acquisition is consummated after the date that is six (6) months following the Closing Date but on or prior to the first (1st) anniversary of the Closing Date; (iii) fifteen percent (15%) of the Acquisition Proceeds if such Acquisition is consummated after the first (1st) anniversary of the Closing Date but on or prior to the second (2nd) anniversary of the Closing Date; (iv) ten percent (10%) of the Acquisition Proceeds if such Acquisition is consummated after the second (2nd) anniversary of the Closing Date but on or prior to the third (3rd) anniversary of the Closing Date; (v) seven and one-half percent (7.5%) of the Acquisition Proceeds if such Acquisition is consummated after the third (3rd) anniversary of the Closing Date but on or prior to the fourth (4th) anniversary of the Closing Date; and (vi) five percent (5%) of the Acquisition Proceeds if such Acquisition is consummated after the fourth (4th) anniversary of the Closing Date but on or prior to the fifth (5th) anniversary of the Closing Date (each, an “Acquisition Share Payment”, and together with the Revenue Share Payments, the “Share Payments”).

(c)                The Parties agree that following the Closing the Buyer shall (and shall cause the Company to) use commercially reasonable efforts, subject to the availability of capital and human resources, to maintain and operate the Covered Product, pursue FDA Approval, develop and commercialize the Covered Products, and maximize Earned Revenue during the Revenue Share Period. Following the Closing, the Buyer shall not (and shall cause the Company not to), directly or indirectly: (i) take any action in bad faith intended to reduce, delay, or avoid Revenue Share Payments; or (ii) divert resources or customers away from Covered Products to other products maintained or operated by the Buyer. The Buyer will notify the Seller in writing promptly following the First Commercial Sale Date, an Acquisition or any other monetization event.

(d)                Within sixty (60) days after the end of each calendar quarter during the Revenue Share Period, the Buyer shall provide to the Seller a brief written update describing the material commercialization activities undertaken with respect to the Covered Products during such calendar quarter, which requirement may be satisfied by inclusion of such update in the Revenue Share Report delivered pursuant to Section 7.02.

(e)                For the avoidance of doubt, any payments made pursuant to this Section 7.01 shall be treated for U.S. federal and applicable state and local income Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 7.02           Reports and Payments.

(a)                No later than sixty (60) days following the end of each calendar quarter during the Revenue Share Period that generates Earned Revenue, the Buyer shall deliver to the Seller a written notice (the “Revenue Share Report”) setting forth: (i) the Buyer's calculation of Earned Revenue for such calendar quarter, (ii) applicable deductions, and (iii) the Buyer’s calculation of the Revenue Share Payment due for such calendar quarter, together with supporting evidence in reasonable detail acceptable to the Seller.

(b)                Within ten (10) Business Days following the consummation of any Acquisition, the Buyer shall provide to the Seller true, correct and complete copies of the definitive agreements governing such Acquisition. No later than sixty (60) days following the consummation of any Acquisition, the Buyer shall deliver to the Seller a written notice (the “Acquisition Share Report” and together with the Revenue Share Report, the “Share Reports”) setting forth: (i) the Buyer’s calculation of the Acquisition Proceeds (including a description and good faith estimate of any Deferred Acquisition Proceeds (as defined below), if applicable), (ii) applicable deductions, and (iii) the Buyer’s calculation of the Acquisition Share Payment due for such Acquisition, together with supporting evidence in reasonable detail acceptable to the Seller.

(c)                No later than thirty (30) days following delivery of any Share Report, the Buyer shall deliver the applicable Share Payment to the Seller by wire transfer of immediately available funds to an account designated by the Seller; provided, that any portion of an Acquisition Share Payment attributable to Deferred Acquisition Proceeds shall be payable in accordance with Section 7.02(d).

(d)                If any portion of Acquisition Proceeds consists of contingent payments, earnouts, purchase price adjustments, or other post-closing payments calculated by reference to future performance or other uncertain future events, or if any portion of such consideration is placed or deposited into escrow (such escrowed amounts and contingent payments, collectively, “Deferred Acquisition Proceeds”), then the portion of any Acquisition Share Payment attributable to such Deferred Acquisition Proceeds shall be due and payable only if and when such Deferred Acquisition Proceeds are actually paid to, or released from escrow to, the Company, the Buyer or their respective Affiliates, as applicable. The Buyer shall notify the Seller in writing within five (5) Business Days following any release from escrow or payment of any Deferred Acquisition Proceeds, and the applicable Acquisition Share Payment with respect thereto shall be paid to the Seller within thirty (30) days following such release or payment.

(e)                If any Share Payment is not received within the time periods specified above, a late payment charge equal to the lesser of (i) two percent (2%) of the unpaid balance or (ii) the maximum interest rate permitted by Law shall be paid by the Buyer.

Section 7.03           Records; Audit Rights. The Buyer shall (and shall cause the Company to) maintain complete and adequate records to calculate the Share Payments. Upon fourteen (14) days’ written notice, the Seller may audit the Buyer’s and Company’s records relating to the Share Payments once per calendar quarter during the Revenue Share Period and for one (1) year thereafter (and, with respect to any Acquisition, for one (1) year following the consummation of such Acquisition). Such audit will be conducted by the Seller or the Seller’s representative during normal business hours and at the Seller’s sole cost and expense.

Section 7.04           Disputes. If the Seller disputes any Share Report or the calculation of any Share Payment, the Seller shall notify the Buyer in writing within one hundred eighty (180) days of receiving the applicable Share Report, specifying in reasonable detail the times or amounts in dispute and the basis for such dispute. The Parties shall attempt to resolve any dispute in good faith within thirty (30) days. If during such period the Parties are unable to reach an agreement on all of the disputed items, then the Buyer and Seller shall submit their financial calculations of the items in dispute to an independent accounting firm mutually agreed upon by the Parties (the “Independent Accountant”), which shall act as an expert and not as an arbitrator and whose determination shall be final and binding upon the Parties. The fees, costs and expenses of the Independent Accountant shall be borne by the Parties in proportion to the relevant amount each Party’s determination has been modified and shall be calculated by the Independent Accountant in its determination.

Section 7.05           Survival. This ARTICLE VII shall survive the Closing until the later of (i) such time as all Revenue Share Payments have been made with respect to the Revenue Share Period, (ii) all Acquisition Share Payments have been paid in full, (iii) all disputes have resolved pursuant to Section 7.04 and (iv) the abandonment of all commercialization efforts with respect to all of the Covered Products.

ARTICLE VIII
SURVIVAL

Section 8.01           Survival. All of the representations and warranties of the Parties set forth in this Agreement shall terminate effective immediately as of the Closing. The Parties disclaim any right to bring a claim for breach or inaccuracy of such representations or warranties after the Closing, except in the case of fraud. The covenants of the Parties set forth in this Agreement that contemplate performance prior to the Closing will terminate upon the Closing. The covenants, obligations and agreements of the Parties set forth in this Agreement that contemplate performance, in whole or in part, after the Closing shall survive the Closing in accordance with their terms. The Parties shall not avoid the limitations set forth in this Section 8.01 on liability or claims by seeking damages for breach of contract or tort or pursuant to any other theory of liability, all of which are hereby waived, except with respect to fraud.

ARTICLE IX
GENERAL PROVISIONS

Section 9.01           Expenses. Each party hereto will bear its or his respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of its or his professional advisors; provided, however, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions contemplated by this Agreement shall be paid by the Buyer when due, and the Buyer shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such tax returns and other documentation.

Section 9.02           Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed given or made when delivered by hand against receipt, sent by e-mail, or by overnight courier, in each case, to such Party at the respective address set forth below or such other address as any Party hereto may at any time direct by notice given to the other Party in accordance with this Section 9.02. The date of giving or making of any such notice shall be (a) if sent by hand or overnight courier, the earlier of the date of actual receipt, or five (5) Business Days after such notice is sent, and (b) if sent by e-mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment). Each party’s address for notice is as follows:

If to the Seller or, prior to the Closing, the Company, to:

USBC, Inc.

300 E 2nd Street, 15th Floor

Reno, Nevada 89501

Attention: Greg Kidd

Email: legal@usbc.xyz

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Daniel Forman; Annie Nazarian Davydov

Email: adavydov@lowenstein.com

If to the Buyer or, following the Closing, the Company, to:

Particle Acquisition Corporation

Attn: Ron Erickson

619 Western Avenue, Suite 610

Seattle, WA 98104

Email: ronaldpetererickson@gmail.com

With a copy (which shall not constitute notice) to:

Corporate Securities Legal LLP

650 Town Center Drive, Suite 680

Costa Mesa, CA 92626

Attention: Jessica M. Lockett; Gilbert J. Bradshaw

Email: Jess@securitieslegal.com; Gil@securitieslegal.com

Section 9.03           Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative and shall be in addition to every other remedy given hereunder, under any of the agreements referred to herein or now or hereafter existing at law or in equity or by statute or otherwise. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the Contracts and documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

Section 9.04           Entire Agreement; Modification. This Agreement supersedes all prior oral or written Contracts between the Parties with respect to its subject matter and constitutes (along with the Contracts and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written Contract executed by each Party.

Section 9.05           Successors and Assigns; Third Parties. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without written approval of the Parties hereto. Any attempted assignment in violation of this Section 9.05 shall be void. Nothing expressed or referred to in this Agreement is intended or shall be construed to confer upon or give any person or entity other than the Parties to this Agreement and their successors or permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 9.06           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.07           Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references herein to sections, paragraphs and exhibits shall, unless otherwise expressly stated, mean sections and paragraphs in, and exhibits attached to, this Agreement. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the word “or” is not exclusive and shall be deemed to have the meaning “and/or”, (e) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s), (g) the terms “year” and “years” mean and refer to calendar year(s), (h) references to any Person include the successors and permitted assigns of such Person, and (i) references to “dollars” shall be to U.S. Dollars. All payments to be made pursuant to this Agreement shall be made in U.S. Dollars.

Section 9.08           Governing Law; Jurisdiction; Waiver of Jury TrialSection 9.09. This Agreement, including the validity hereof and the rights and obligations of the Parties, shall be construed in accordance with and governed by the laws of the State of Nevada applicable to contracts made and to be performed entirely in the State of Nevada (without giving effect to the conflicts of laws provisions thereof). Each of the Parties hereby (i) submits to the exclusive jurisdiction of the state and federal courts located in the State of Nevada in respect of any action or proceeding arising out of or related to this Agreement, and (ii) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile, electronic signature or PDF copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 9.12           Specific Enforcement. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts located in the State of Nevada, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

THE SELLER:

USBC, INC.

By:	/s/ Kitty Payne
Name:	Kitty Payne
Title:	Chief Financial Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

THE COMPANY:

PARTICLE, INC.

By:	/s/ Ronald P. Erickson
Name:	Ronald P. Erickson
Title:	President

THE BUYER:

PARTICLE ACQUISITION CORPORATION

By:	/s/ Ronald P. Erickson
Name:	Ronald P. Erickson
Title:	President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

ACCEPTED AND AGREED
SOLELY FOR PURPOSES OF SECTION 6.07

By:	/s/ Ronald P. Erickson
Name:	Ronald P. Erickson

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Exhibit A

Definitions

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Acquisition” means (a) any Change of Control; (b) with respect to any Covered Product, any sale, transfer, license, assignment, or other disposition by the Company or any of its Affiliates of (i) all or any material portion of the assets relating to any Covered Product, (ii) any material Intellectual Property rights acquired as part of the Business, or (iii) any exclusive rights with respect to any Covered Product; or (c) any other transaction or series of related transactions pursuant to which a Third Party acquires control over the development, manufacture, or commercialization of any Covered Product.

“Acquisition Proceeds” means the total amount of all cash and the fair market value of any securities, agreements or other property and any other consideration received, directly or indirectly, by the Buyer, the Company, any of their respective Affiliates, or any equity holders of any of the foregoing in connection with an Acquisition, plus the aggregate amount of any debt or debt-like obligations of the Company or any of its Affiliates that are assumed, retired, repaid, extinguished or otherwise satisfied, directly or indirectly, in connection with such Acquisition.

“Acquisition Share Payment” has the meaning set forth in Section 7.01(b).

“Acquisition Share Report” has the meaning set forth in Section 7.02(b).

“Action” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding or suit at Law or in equity (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” means of any particular Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Assumed Obligations” has the meaning set forth in Section 6.04(a).

“Business” means all activities conducted by or on behalf of the Company or any of its Affiliates prior to the Closing Date related to the research, design, development, testing, manufacture, marketing, distribution, and commercialization of the Platform.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Cash Purchase Price” has the meaning set forth in Section 1.01.

“Change of Control” means, with respect to the Company, a transaction or series of related transactions that results in: (i) any Third Party acquiring, directly or indirectly, beneficial ownership of voting securities representing fifty percent (50%) or more of the total voting power of all of the then-outstanding voting securities of the Company; (ii) a merger, consolidation, recapitalization, or reorganization of the Company pursuant to which the equity holders of the Company immediately prior to such transaction own less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent) immediately following such transaction; or (iii) the sale, transfer, or other disposition to a Third Party of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole. A Change of Control shall exclude the issuance of debt or equity securities of the Company intended to fund the Company operations and which are not issued or sold in connection with a sale or disposition of the Company.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Code” has the meaning set forth in Section 6.05(b).

“Company Interests” has the meaning set forth in the Recitals.

“Company IP” means all Intellectual Property rights (including, but not limited to, rights of ownership and rights under license from other Persons) held by the Company as of the Closing.

“Contracts” means all legally binding written contracts, agreements, leases, licenses, notes, instruments, arrangements, understandings, and commitments.

“Cover,” “Covering” or “Covers” means as to a product, device, system, technology, or service and any Company IP, that, in the absence of a license granted under, or ownership of, such Company IP, the making, using, selling, offering for sale or importation of such product, device, system, technology, or service would infringe or misappropriate any such Company IP (or, as to a pending claim of any patent application included in such Company IP, the making, using, selling, offering for sale or importation of such product, device, system, technology, or service would infringe such Company IP if such pending claim were to issue in an issued patent without modification).

“Covered Product” means any product, device, system, technology, or service (regardless of whether directed towards the medical diagnostics field of use or any other field of use) that, in whole or in part: (a) incorporates, embodies, is derived from, or utilizes: (i) the Platform, (ii) any modified, updated, or improved version of the Platform or (iii) any component of any of the foregoing or (b) is Covered by any Company IP.

“Deferred Acquisition Proceeds” has the meaning set forth in Section 7.02(d).

“Earned Revenue” means all gross revenue received by the Company or its Affiliates derived directly from the Covered Products, including: (a) all proceeds arising from the sale, leasing or other provision of Covered Products, (b) licensing fees, royalties, milestone payments and other amounts received from licensees of any rights with respect to Covered Products, and (c) all other proceeds arising from any other activities relating to the Covered Products; in each case calculated in accordance with GAAP, consistently applied, net of commercially reasonable and customary deductions, including returns, rebates, discounts, chargebacks, allowances, credits and cost of goods sold, but excluding, for the avoidance of doubt, any selling, general and administrative expenses, and subject to Seller’s right to audit and verify such calculations in accordance with Section 7.03.

“Equity Interest” means, with respect to any Person, (i) any capital stock, share, partnership or membership interest, unit of participation, stock appreciation right or other similar interest or security (however designated) of such Person, and (ii) any option, warrant, call, put, subscription agreement or rights, conversion rights, exchange rights, convertible securities, exchangeable securities, securities exchangeable for or other purchase right that would entitle any Person to acquire any such interest or security in such Person, or otherwise entitle any other Person to share in the equity or profit of such Person (including any phantom stock, restricted stock unit, profits interest or similar right).

“FDA” means the United States Food and Drug Administration.

“FDA Approval” means receipt by the Buyer or its Affiliates of approval, clearance, or authorization from the FDA to market a Covered Product in the United States, including any 510(k) clearance, premarket approval (PMA), or De Novo classification.

“First Commercial Sale Date” means the first commercial sale of a Covered Product that occurs after the Closing.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;(b) federal, state, local, municipal, foreign, supranational or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature, including any arbitral body, arbitrator or alternative dispute resolution Person.

“Independent Accountant” has the meaning set forth in Section 7.04.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing (ii) works of authorship (whether or not published) copyrighted works and all applications, registrations, and renewals in connection therewith; (iii) inventions (whether or not patentable), industrial designs, utility models, certificates of invention and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iv) trade names, trademarks, service marks, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (v) trade secrets and other confidential or non-public information of the Company or trade secrets or other confidential or non-public information provided by any third party to the Company; (vi) Internet domain names; (vii) all similar, corresponding, or equivalent rights to any of the foregoing.

“Law“ means any federal, state, local foreign, or supranational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, as amended.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention Contract or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention Contract, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, stockholders agreement or similar agreement, as applicable, of such Person.

“Particle Contractors” has the meaning set forth in Section 6.06(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a Governmental Authority.

“Platform” means the Company's proprietary non-invasive diagnostic and sensor technology platform, including the Bio-RFID technology, radio frequency dielectric spectroscopy, microwave dielectric spectroscopy technologies and related machine learning technologies, together with all Intellectual Property, hardware, software, algorithms, firmware, devices, systems, components, and documentation associated with such platform, and further including all current and prior versions and iterations of any of the foregoing, whether in development, subject to regulatory approval, or commercially available.

“Purchase Price” has the meaning set forth in Section 1.01.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Revenue Invoice” has the meaning set forth in Section 7.02(b).

“Revenue Share Payment” has the meaning set forth in Section 7.01(a).

“Revenue Share Period” has the meaning set forth in Section 7.01(a).

“Revenue Share Report” has the meaning set forth in Section 7.02(a).

“Seller Released Parties” has the meaning set forth in Section 6.04(b).

“Share Payments” has the meaning set forth in Section 7.01(b).

“Share Report” has the meaning set forth in Section 7.02(b).

“Subsidiary” means any Person in which the Company has a direct or indirect equity or ownership interest in excess of fifty percent (50%).

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, escheat or abandoned property, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Third Party” means any Person other than a Party or any of its Affiliates.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transaction Agreements” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which any Party is a party or to be executed by any Party in connection with the consummation of the Transaction.

“Transferred IP” has the meaning set forth in Section 6.06(a).

Exhibit B

ASSUMED OBLIGATIONS

[***]

Exhibit C

TRANSFERRED IP

[***]

Exhibit D

PARTICLE CONTRACTORS

[***]